Exhibit 99.1
Marathon Oil Corporation Reports First Quarter 2014 Results

HOUSTON, May 6, 2014 - Marathon Oil Corporation (NYSE:MRO) today reported first quarter of 2014 adjusted net income was $613 million, or $0.88 per diluted share, compared to adjusted net income in the first quarter of 2013 of $361 million, or $0.51 per diluted share. For the first quarter of 2014, net income was $1.149 billion, or $1.65 per diluted share, compared to net income in the first quarter of 2013 of $383 million, or $0.54 per diluted share.

Key Quarterly Highlights

•	Adjusted net income per diluted share increased to $0.88, up 73% from year-ago quarter

◦	Adjusted net income increased to $613 million, up 70% from year-ago quarter

•	Three high-quality U.S. resource plays averaged net production of 154,000 boed, up 26% from year-ago quarter

◦	Eagle Ford downspacing results continued to consistently outperform modeled type curves

◦	Austin Chalk and Eagle Ford co-development continuing on plan with completion of first 2014 Austin Chalk well at a 30-day IP rate of 1,600 boed

◦	Bakken and Three Forks co-development progressing with high density pilots delivering strong results; testing eight wells per 1,280-acre drilling spacing unit

◦	Bakken re-completions program delivered five wells with initial 24-hour and 30-day IP rates exceeding expectations

◦	SCOOP extended-reach (XL) wells delivering strong results with two wells at 30-day IP rates of up to 1,550 boed

•	Recorded 97% average operational availability for Company-operated assets

•	Marketing of North Sea businesses on schedule; bids due in second quarter

•	Closed on sales of Angola Blocks 31 and 32 for aggregate cash proceeds of approximately $2 billion, resulting in after-tax gain of $576 million, or $0.83 per diluted share

•	Completed second phase of $1 billion share repurchase; initiated and substantially completed additional $500 million share repurchase

	Three Months Ended
	Mar. 31	Mar. 31
(In millions, except per diluted share data)	2014	2013
Adjusted net income (a)	$613	$361
Adjustments for special items (net of taxes):
Net gain on dispositions	576	64
Pension settlement	(40)	0
Unrealized loss on crude oil derivative instruments	0	(32)
Impairments	0	(10)
Net income	$1,149	$383
Adjusted net income - per diluted share (a)	$0.88	$0.51
Net income - per diluted share	$1.65	$0.54
Income from continuing operations - per diluted share (b)	$0.77	$0.54
Revenues and other income (b)	$3,529	$4,020
Weighted average shares - diluted	696	712
Exploration expenses
Unproved property impairments	$41	$383
Dry well costs	2	21
Geological and geophysical	11	28
Other	22	31
Total exploration expenses	$76	$463
Cash flow
Cash flow from continuing operations before changes in working capital (c)	$1,350	$1,552
Changes in working capital for continuing operations	42	(49)
Cash flow from discontinued operations	78	25
Cash flow from operations	$1,470	$1,528
(a)  Adjusted net income and adjusted net income per diluted share are non-GAAP financial measures and should not be considered substitutes for net income and net income per diluted share as determined in accordance with accounting principles generally accepted in the United States. See below for further discussion of adjusted net income and adjusted net income per diluted share.
(b) In the first quarter of 2014, Marathon Oil closed the sale of its Angola assets; the Angola business is reflected as discontinued operations in all presented periods.
(c) Cash flow from continuing operations before changes in working capital is a non-GAAP financial measure and should not be considered a substitute for cash flow from operations as determined in accordance with accounting principles generally accepted in the United States. See below for further discussion of cash flow from continuing operations before changes in working capital.

“Marathon Oil delivered strong financial results in the first quarter of 2014 underpinned by continued production growth across our U.S. resource plays coupled with strong price realizations and lower exploration costs," said Lee M. Tillman, Marathon Oil's president and CEO. "Importantly, we've already advanced the three key priorities of our 2014 agenda -- ramping up U.S. resource play drilling activity, marketing our North Sea businesses and delivering shareholder value through opportunistic share repurchases.

"With strong execution, we remain confident in our plans to grow production from our three U.S. resource plays by 30 percent in 2014 over 2013. The combination of downspacing with improved completion productivity has consistently improved our well results. Across the resource plays we continue to aggressively pursue co-development opportunities for the Austin Chalk in the Eagle Ford, Three Forks in the Bakken and vertically stacked horizons in Oklahoma.

"Marathon Oil is committed to rigorous portfolio management to simplify and concentrate our portfolio toward higher-growth and higher-margin opportunities. This quarter we closed on the sales of our interests in Angola Blocks 31 and 32, and opened the data room for the marketing of our U.K. and Norway North Sea businesses with bids due in the second quarter.

"The Company has completed the previously announced $1 billion share repurchase tied to the Angola Block 31 sale representing 29 million shares. In March we announced an additional $500 million share repurchase, which is now substantially complete, further demonstrating our commitment to shareholder value while exercising capital discipline. Upon completion of this additional share repurchase there will be $1.5 billion remaining on our share repurchase authorization.

"The investment case for Marathon Oil remains sound and is predicated on demonstrated execution, profitable volumes growth, rigorous portfolio management and disciplined capital allocation -- all combining to deliver competitive long-term shareholder value," Tillman said.

Sales and Production Volumes
Total Company sales volumes from continuing operations (excluding Libya and Alaska) during the first quarter of 2014 averaged 457,000 net barrels of oil equivalent per day (boed) compared to 471,000 net boed for the first quarter of 2013.

	Three Months Ended
	Mar. 31	Mar. 31
(mboed)	2014	2013
Net Sales Volumes
North America E&P, excluding Alaska	213	193
Alaska	0	5
International E&P excluding Libya (a) and Angola (b)	197	227
Oil Sands Mining (c)	47	51
Total Continuing Operations excluding Libya	457	476
Discontinued Operations (Angola)	6	9
Total Company excluding Libya	463	485
Libya	0	38
Total	463	523
(a) Libya is excluded because of uncertainty around future production and sales levels.
(b) Angola is reflected as discontinued operations.
(c) Includes blendstocks.

	Three Months Ended		Guidance (a)
	Mar. 31	Mar. 31	Q2
(mboed)	2014	2013	2014
Net Production Available for Sale
North America E&P, excluding Alaska	213	193	220-230
Alaska	0	5
International E&P excluding Libya (b) and Angola (c)	190	222	182-192
Oil Sands Mining (d)	37	44	37-42
Total Continuing Operations excluding Libya	440	464
Discontinued Operations (Angola)	6	6
Total Company excluding Libya	446	470
Libya	2	46
Total	448	516
(a) This guidance excludes the effect of acquisitions or dispositions not previously announced.
(b) Libya is excluded because of uncertainty around future production and sales levels.
(c) Angola is reflected as discontinued operations.
(d) Upgraded bitumen excluding blendstocks.

The difference between production volumes available for sale and recorded sales volumes was primarily due to the timing of International Exploration and Production (E&P) liftings.

First quarter of 2014 production available for sale from continuing operations (excluding Libya) averaged 440,000 net boed, compared to the first quarter of 2013 average of 464,000 net boed. First quarter of 2014 production available for sale was impacted by an estimated 6,000 net boed by extreme winter weather and by an estimated 14,000 net boed by lower reliability on non-operated assets.

North America E&P production available for sale (excluding Alaska) in the first quarter of 2014 was higher compared to the first quarter of 2013 as a result of continued growth across the three resource plays, partly offset by the cessation of production from Company-operated wells in the Powder River Basin in Wyoming as well as natural decline in Gulf of Mexico production. Extreme winter weather impacts on availability and completion operations negatively impacted production available for sale.

International E&P production available for sale (excluding Libya and Angola) for the first quarter of 2014 benefited from high operational availability from operated assets. It was lower compared to the first quarter of 2013 primarily as a result of significant unplanned downtime at the non-operated Foinaven field in the U.K. and the AMPCO methanol plant in Equatorial Guinea, as well as natural decline from North Sea assets and production curtailments at Alvheim in Norway due to severe winter weather.

Oil Sands Mining (OSM) production available for sale for the first quarter of 2014 was lower than the first quarter of 2013 primarily as a result of lower mine reliability and nine days of planned mine maintenance.

The Company had no oil liftings from Libya in the first quarter of 2014 as a result of ongoing third-party labor strikes at the Es Sider oil terminal. Despite reported progress at other terminals, the Es Sider oil terminal remains closed. Marathon Oil has not included production from Libya in forecasts because of the uncertainty around future production levels.

For the second quarter of 2014, the Company continues to expect growth from North America E&P production available for sale, driven by activity across the U.S. resource plays. International E&P production available for sale is expected to remain essentially flat in the second quarter as a result of continued reliability issues and a planned turnaround at the outside-operated Foinaven field and a planned turnaround at Brae in the U.K. OSM production guidance also reflects a planned turnaround during the second quarter.

Segment Results
Total segment income was $637 million in the first quarter of 2014, compared to $433 million in the first quarter of 2013.

	Three Months Ended
	Mar. 31	Mar. 31
(In millions)	2014	2013
Segment Income (Loss)
North America E&P	$242	$(59)
International E&P	331	454
Oil Sands Mining	64	38
Segment Income (a)	$637	$433
(a)    See Supplemental Statistics below for a reconciliation of segment income to net income as reported under generally accepted accounting principles.

North America E&P
The North America E&P segment reported income of $242 million in the first quarter of 2014, compared to a loss of $59 million in the first quarter of 2013. The increase is primarily due to lower exploration expenses and higher net sales volumes from the U.S. resource plays. In the first quarter of 2014 exploration expenses were $57 million, compared to $435 million in the year-ago quarter primarily related to unproved property impairments.

EAGLE FORD: Marathon Oil's production in the Eagle Ford averaged 96,000 net boed in the first quarter of 2014, an increase of 33 percent over the year-ago average and 7 percent over the previous quarter. Approximately 65 percent of first quarter net production was crude oil/condensate, 17 percent was natural gas liquids (NGLs) and 18 percent was natural gas. Individual well results were strong during the quarter and continued to consistently outperform the modeled type curves. With the transition to higher density pad drilling -- from an average of three to four wells per pad -- coupled with a period of rebuilding uncompleted well inventory, the number of wells brought to sales was lower compared to the previous quarter. Marathon Oil reached total depth on 83 gross Company-operated wells and brought 49 gross operated wells to sales in the first quarter, compared to 71 and 86 gross wells respectively in the fourth quarter of 2013. The Company ended March with 22 gross wells awaiting completions. The Company's average time to drill an Eagle Ford well in the first quarter of 2014, spud-to-total depth, averaged 14 days which reflected the addition and ramp up of three new rigs and an increased number of wells with longer laterals. Marathon Oil continues to target an average of 11 days spud-to-total depth for 2014.

The Company continued to progress co-development opportunities in the Austin Chalk. In early April Marathon Oil brought online an Austin Chalk appraisal well, the Children Weston 4H, with a 30-day initial production (IP) rate of 1,600 boed (76 percent liquids) constrained at a 16/64-inch choke. This is the sixth Austin Chalk producer and continues the further appraisal of full Austin Chalk potential. Two additional Austin Chalk wells are waiting on completion and three more pilot groups, with a total of six Austin Chalk wells, are currently drilling.

BAKKEN: Marathon Oil averaged approximately 43,000 net boed of production in the Bakken during the first quarter of 2014, an increase of 16 percent over the year-ago average and 7 percent over the previous quarter. The Company's Bakken production averages 90 percent crude oil, 4 percent NGLs and 6 percent natural gas. The Company reached total depth on 16 gross Company-operated wells and brought 15 gross operated wells to sales in the first quarter, compared to 15 and 22 gross wells respectively in the fourth quarter of 2013. The Company's average time to drill a Bakken well, spud-to-total depth, averaged 18 days in the first quarter. Both drilling and completion activities were impacted by extraordinary winter weather. The Company recompleted five wells during the first quarter of 2014 with favorable results in the Myrmidon area and has recently expanded south into the Hector area. High density pilots continue to test 320-acre spacing for co-development with four Middle Bakken and four Three Forks wells per 1,280-acre spacing unit. Further high density pilots with up to 12 wells per 1,280-acre spacing unit are planned by year-end 2014.

OKLAHOMA RESOURCE BASINS: The Company's unconventional Oklahoma production averaged 15,000 net boed during the first quarter of 2014, an increase of 15 percent over the year-ago average and 7 percent over the previous quarter. Importantly, liquids volumes have increased approximately 28 percent compared to the year-ago quarter. During the first quarter, the Company reached total depth on five gross Company-operated wells and brought four gross SCOOP wells to sales. The 30-day IP rates for the two SCOOP XL wells were 990 boed (70 percent liquids) and 1,550 boed (66 percent liquids) respectively. Marathon Oil has accumulated more than 100,000 net acres in the SCOOP area. The Company continued to test other horizons in Oklahoma with two operated wells producing in the Southern Mississippi Trend and the first of two Granite Wash horizontal wells on line. Two additional wells in the Southern Mississippi Trend are scheduled to spud in the second quarter of 2014.

GULF OF MEXICO: The Key Largo prospect, located on Walker Ridge Block 578, is anticipated to spud in the third quarter as the first well with the new-build deepwater drillship. Marathon Oil is operator and holds a 60 percent working interest in the prospect.

The second appraisal well on the outside-operated Shenandoah prospect is expected to be spud in the second quarter of 2014. The well will be located on Walker Ridge Block 51, in which Marathon Oil holds a 10 percent working interest.

The Company has farmed into the Perseus prospect located on Desoto Canyon Blocks 143, 187, 188, 230 and 231. A well is anticipated to spud in the second half of 2014. Marathon Oil holds a 30 percent non-operated working interest.

International E&P
The International E&P segment reported income of $331 million in the first quarter of 2014, compared to segment income of $454 million in the first quarter of 2013. The decrease is primarily a result of lower net sales volumes in Libya, Norway and the U.K., partially offset by reduced depreciation, depletion and amortization (DD&A) associated with these lower volumes and lower taxes, primarily in Libya. Production expenses were higher by approximately $60 million due primarily to planned workover activity in Norway.

EQUATORIAL GUINEA: Production available for sale averaged 105,000 net boed in the first quarter of 2014, compared to 110,000 net boed in the first quarter of 2013. During the quarter work was completed on scheduled offshore riser repairs, an unplanned repair at the methanol plant, as well as a planned 8-day partial shut-down at the liquefied natural gas (LNG) plant, which was accomplished ahead of schedule and under budget.

NORWAY: Production available for sale averaged 69,000 net boed for the first quarter of 2014 compared to 86,500 net boed in the first quarter of 2013 primarily as a result of natural decline. Alvheim was also impacted in the first quarter of 2014 by severe winter weather which resulted in eight days of curtailed production.

U.K.: Production available for sale averaged 16,000 net boed in the first quarter of 2014 compared to 26,000 net boed in the first quarter of 2013 primarily as a result of reliability issues at the outside-operated Foinaven field, as well as natural decline and a delayed reinstatement of gas compression at Brae. The reliability issues at Foinaven continue into the second quarter and will impact production available for sale and the timing of future liftings. Additionally, a planned turnaround at Foinaven is expected to begin in the second quarter and extend into the third quarter of 2014.

KURDISTAN REGION OF IRAQ: In December, Marathon Oil spud the Jisik-1 exploration well on the Company's operated Harir Block. The Company expects the well to reach a projected total depth of 13,100 feet in the second quarter of 2014. Following the successful 2013 Mirawa-1 discovery, the Mirawa-2 appraisal well is expected to spud in the third quarter of 2014. Marathon Oil holds a 45 percent working interest in the Harir Block.

On the outside-operated Atrush Block, the Atrush-4 development well reached total depth in January. Well testing was completed in April and the well has been suspended as a producer. The Chiya Khere-5 development well (formerly Atrush-5), included in the previously approved Atrush development plan, is expected to spud in the second quarter of 2014. Marathon Oil holds a 15 percent working interest in the Atrush Block with first oil expected in 2015.

KENYA: The Sala-1 exploration well was spud in February 2014 on the eastern side of Block 9, where previous wells drilled in the sub-basin confirmed a working petroleum system. The Company expects the well to reach a total depth of approximately 11,300 feet in the second quarter. Marathon Oil has a 50 percent non-operated working interest in Block 9 with the option to operate any commercial development.

ETHIOPIA: The Shimela-1 exploration well was spud in March. The well is expected to reach a total depth of 8,850 feet in the second quarter. Marathon Oil holds a 20 percent non-operated working interest in the South Omo Block.

The Company increased its acreage in Ethiopia through a farm-in to the Rift Basin Area Block with 10.5 million gross acres. Marathon Oil holds a 50 percent working interest in the block with the option to operate if a discovery is made.

GABON: In late October 2013, the Company was the high bidder as operator of the G13 deepwater block in the pre-salt play offshore Gabon. Marathon Oil has received a Model Production Sharing Contract (PSC) from the Gabonese Government and negotiations toward a final PSC are ongoing. Award of the block is subject to government approval.

Oil Sands Mining
The OSM segment reported income of $64 million for the first quarter of 2014, compared to $38 million in the first quarter of 2013. The increase was primarily a result of lower contract services and contract labor in the first quarter of 2014 and higher turnaround costs in the same quarter of 2013. The impact of higher price realizations in the first quarter of 2014 was mostly offset by lower net sales volumes due to reliability issues at both mines.

Corporate and Other
In the first quarter of 2014, Marathon Oil acquired 16 million common shares at a cost of approximately $550 million under the share repurchase program. The additional $500 million share repurchase phase announced in March is substantially complete. Upon completion, there will be $1.5 billion remaining on the Company's share repurchase authorization.

Special Items
In the first quarter of 2014, Marathon Oil sold its interests in Angola Blocks 31 and 32 for aggregate cash proceeds of approximately $2 billion, which resulted in a net after-tax gain of $576 million.

Marathon Oil recorded an after-tax settlement charge of $40 million ($63 million pre-tax) in the first quarter of 2014 in connection with the Company's U.S. pension plans.

The Company's webcast commentary and associated slides related to the Company's earnings, as well as the Quarterly Investor Packet, will be posted to the Company's website at http:ir.marathonoil.com and to its mobile app as soon as practicable following this release today, May 6. The Company will conduct a question and answer webcast/call on Wednesday, May 7 at 9:00 a.m. EDT. The webcast slides, associated commentary and answers to questions will include forward-looking information. To listen to the May 7 live webcast, visit the Marathon Oil website at http://www.marathonoil.com. Replays of the webcast will be available through June 6.

# # #
In addition to net income and net income per diluted share determined in accordance with generally accepted accounting principles (GAAP), Marathon Oil has provided supplementally “adjusted net income” and "adjusted net income per diluted share," non-GAAP financial measures which facilitate comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are considered non-recurring, are difficult to predict or to measure in advance or that are not directly related to Marathon Oil's ongoing operations. A reconciliation between GAAP net income and “adjusted net income” is provided in the first table of this release. “Adjusted net income” and "adjusted net income per diluted share" should not be considered substitutes for net income and net income per diluted share as reported in accordance with GAAP. Management, as well as certain investors, uses “adjusted net income” to evaluate Marathon Oil's financial performance between periods. Management also uses “adjusted net income” to compare Marathon Oil's performance to certain competitors.

In addition to cash flow from operations determined in accordance with GAAP, Marathon Oil has provided supplementally "cash flow from continuing operations before changes in working capital," a non-GAAP financial measure, which management believes demonstrates the Company's ability to internally fund capital expenditures, pay dividends and service debt. A reconciliation between GAAP cash flow from operations and "cash flow from continuing operations before changes in working capital" is provided in the first table of this release. "Cash flow from continuing operations before changes in working capital" should not be considered a substitute for cash flow from operations as reported in accordance with GAAP. Management, as well as certain investors, uses "cash flow from continuing operations before changes in working capital" to evaluate Marathon Oil's financial performance between periods. Management also uses "cash flow from continuing operations before changes in working capital" to compare Marathon Oil's performance to certain competitors.

This release contains forward-looking statements with respect to production available for sale, the percentage growth rate of production in the U.S. resource plays, future drilling plans, exploration drilling activity in the Gulf of Mexico, the Kurdistan Region of Iraq, Kenya and Ethiopia, the timing of first production for the Atrush Block, the award of one block in Gabon, planned turnarounds at Foinaven, Brae and OSM, the possible sale of the U.K. and Norway North Sea businesses, and the common stock repurchase program. The average number of days to drill a well and expectations as to the future average number of days to drill a well referenced in this release may not be indicative of future actual results. The initial or current production rates referenced in this release may not be indicative of future production rates. Factors that could potentially affect production available for sale, the percentage growth rate of production in the U.S. resource plays, future drilling plans, exploration drilling activity in the Gulf of Mexico, the Kurdistan Region of Iraq, Kenya and Ethiopia, and the timing of first production for the Atrush Block include pricing, supply and demand for liquid hydrocarbons and natural gas, the amount of capital available for exploration and development, regulatory constraints, timing of commencing production from new wells, drilling rig availability, availability of materials and labor, the inability to obtain or delay in obtaining necessary government or third-party approvals and permits, unforeseen hazards such as weather conditions, acts of war or terrorist acts and the governmental or military response thereto, and other geological, operating and economic considerations. The award of the block in Gabon is subject to government approval and negotiation of an exploration and production sharing contract. The planned turnarounds at Foinaven, Brae and OSM are based on current expectations and good faith projections and are not a guarantee of future performance. The possible sale of the U.K. and Norway North Sea businesses is subject to the identification of one or more buyers, board approval, successful negotiations, and execution of definitive agreements. The common stock repurchase program could be affected by changes in the prices of and demand for liquid hydrocarbons and natural gas, actions of competitors, disruptions or interruptions of the Company's exploration or production operations, unforeseen hazards such as weather conditions or acts of war or terrorist acts and other operating and economic considerations. Actual results may differ materially from these expectations, estimates and projections and are subject to certain risks, uncertainties and other factors, some of which are beyond the Company's control and difficult to predict. The foregoing factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements. In accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2013, cautionary language identifying other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Media Relations Contacts:
Lee Warren: 713-296-4103
John Porretto: 713-296-4102

Investor Relations Contacts:
Chris Phillips: 713-296-3213

Consolidated Statements of Income (Unaudited)	Three Months Ended
	Mar. 31	Dec. 31	Mar. 31
(In millions, except per share data)	2014	2013	2013
Revenues and other income:
Sales and other operating revenues, including related party	$2,830	$2,694	$3,354
Marketing revenues	540	485	430
Income from equity method investments	137	114	118
Net gain (loss) on disposal of assets	2	(25)	109
Other income	20	26	9
Total revenues and other income	3,529	3,294	4,020
Costs and expenses:
Production	613	593	564
Marketing, including purchases from related parties	540	484	429
Other operating	114	118	111
Exploration	76	242	463
Depreciation, depletion and amortization	697	640	720
Impairments	17	47	38
Taxes other than income	98	84	84
General and administrative	192	203	172
Total costs and expenses	2,347	2,411	2,581
Income from operations	1,182	883	1,439
Net interest and other	(52)	(65)	(72)
Income from continuing operations before income taxes	1,130	818	1,367
Provision for income taxes	590	522	987
Income from continuing operations	540	296	380
Discontinued operations (a)	609	79	3
Net income	$1,149	$375	$383
Adjusted net income (b)	$613	$418	$361
Adjustments for special items (net of taxes):
Net gain (loss) on dispositions	576	(11)	64
Pension settlement	(40)	(9)	0
Unrealized gain (loss) on crude oil derivative instruments	0	6	(32)
Impairments	0	(29)	(10)
Net income	$1,149	$375	$383
Per Share Data
Basic:
Income from continuing operations	$0.78	$0.43	$0.54
Discontinued operations (a)	$0.88	$0.11	$0.00
Net income	$1.66	$0.54	$0.54
Diluted:
Adjusted net income (b)	$0.88	$0.60	$0.51
Income from continuing operations	$0.77	$0.43	$0.54
Discontinued operations (a)	$0.88	$0.11	$0.00
Net income	$1.65	$0.54	$0.54
Weighted Average Shares:
Basic	693	697	708
Diluted	696	701	712
(a) In the first quarter of 2014, Marathon Oil closed the sale of its Angola assets; the Angola business is reflected as discontinued operations in all presented periods.
(b) Adjusted net income and adjusted net income per diluted share are non-GAAP financial measures and should not be considered substitutes for net income and net income per diluted share as determined in accordance with accounting principles generally accepted in the United States. See above for further discussion of adjusted net income and adjusted net income per diluted share.

Supplemental Statistics (Unaudited)	Three Months Ended
	Mar. 31	Dec. 31	Mar. 31
(in millions)	2014	2013	2013
Segment Income (Loss)
North America E&P	$242	$125	$(59)
International E&P	331	350	454
Oil Sands Mining	64	42	38
Segment income	637	517	433
Items not allocated to segments, net of income taxes:
Corporate and unallocated	(57)	(178)	(75)
Net gain (loss) on dispositions	0	(11)	64
Pension settlement	(40)	(9)	0
Unrealized gain (loss) on crude oil derivative instruments	0	6	(32)
Impairments	0	(29)	(10)
Income from continuing operations	540	296	380
Discontinued operations (a)	609	79	3
Net income	$1,149	$375	$383
Capital Expenditures (c)
North America E&P	$867	$943	$970
International E&P	171	210	171
Oil Sands Mining	68	77	45
Discontinued Operations (a)	44	54	54
Corporate	3	11	30
Total	$1,153	$1,295	$1,270
Exploration Expenses
North America E&P	$57	$166	$435
International E&P	19	76	28
Total	$76	$242	$463
Provision for Income Taxes
Current income taxes	$485	$581	$942
Deferred income taxes	105	(59)	45
Total	$590	$522	$987
(c) Capital expenditures include changes in accruals.

Supplemental Statistics (Unaudited)	Three Months Ended
	Mar. 31	Dec. 31	Mar. 31
	2014	2013	2013
North America E&P - Net Sales Volumes
Liquid Hydrocarbons (mbbld)	163	156	141
Bakken	40	38	35
Eagle Ford	78	73	58
Oklahoma resource basins	6	6	5
Other North America	39	39	43
Crude Oil and Condensate (mbbld)	138	132	121
Bakken	38	36	33
Eagle Ford	62	58	46
Oklahoma resource basins	2	2	1
Other North America	36	36	41
Natural Gas Liquids (mbbld)	25	24	20
Bakken	2	2	2
Eagle Ford	16	15	12
Oklahoma resource basins	4	4	4
Other North America	3	3	2
Natural Gas (mmcfd)	300	297	340
Bakken	16	13	13
Eagle Ford	107	100	83
Oklahoma resource basins	54	48	50
Alaska	0	0	31
Other North America	123	136	163
International E&P - Net Sales Volumes
Liquid Hydrocarbons (mbbld)	110	106	171
Equatorial Guinea	35	35	37
Norway	62	64	79
United Kingdom	13	7	21
Libya	0	0	34
Natural Gas (mmcfd)	518	543	568
Equatorial Guinea	435	455	447
Norway	50	53	54
United Kingdom (d)	30	28	41
Libya	3	7	26
Oil Sands Mining - Net Sales Volumes
Synthetic Crude Oil (mbbld) (e)	47	51	51

Total Continuing Operations - Net Sales Volumes (mboed)	457	453	514
Discontinued Operations - Net Sales Volumes (mboed)(a)	6	11	9
Total Company - Net Sales Volumes (mboed)	463	464	523
Net Sales Volumes of Equity Method Investees (mtd)
LNG	6,579	6,282	6,787
Methanol	1,153	1,250	1,410
(d) Includes natural gas acquired for injection and subsequent resale of 7 mmcfd, 6 mmcfd and 11 mmcfd in the first quarter of 2014 and in the fourth and first quarters of 2013, respectively.
(e)   Includes blendstocks.

Supplemental Statistics (Unaudited)	Three Months Ended
	Mar. 31	Dec. 31	Mar. 31
	2014	2013	2013
North America E&P - Average Price Realizations (f)
Liquid Hydrocarbons ($ per bbl) (g)	$84.79	$79.93	$86.14
Bakken	87.60	81.61	88.60
Eagle Ford	84.16	80.71	88.06
Oklahoma resource basins	58.75	51.56	52.86
Other North America	87.40	81.28	85.41
Crude Oil and Condensate ($ per bbl)	$92.48	$87.61	$94.68
Bakken	89.46	83.70	91.22
Eagle Ford	96.10	92.84	103.78
Oklahoma resource basins	94.38	94.97	90.07
Other North America	89.25	82.86	87.30
Natural Gas Liquids ($ per bbl)	$43.11	$38.03	$35.48
Bakken	57.62	45.10	41.05
Eagle Ford	37.50	33.70	28.16
Oklahoma resource basins	44.58	36.29	41.27
Other North America	61.83	59.62	56.58
Natural Gas ($ per mcf)	$5.28	$3.76	$3.86
Bakken	8.41	3.80	3.61
Eagle Ford	4.89	3.57	3.35
Oklahoma resource basins	5.50	3.74	3.56
Alaska	0.00	0.00	7.90
Other North America	5.10	3.91	3.49
International E&P- Average Price Realizations (f)
Liquid Hydrocarbons ($ per bbl)	$96.49	$97.44	$107.79
Equatorial Guinea	62.37	62.60	65.89
Norway	112.94	114.33	117.13
United Kingdom	109.53	115.25	112.25
Libya	0.00	0.00	129.56
Natural Gas ($ per mcf)	$1.98	$2.14	$2.57
Equatorial Guinea (h)	0.24	0.24	0.24
Norway	12.01	13.56	14.00
United Kingdom	10.02	10.21	11.27
Libya	6.65	7.38	5.04
Oil Sands Mining - Average Price Realizations (f)
Synthetic Crude Oil ($ per bbl)	$88.50	$78.77	$79.98

Discontinued Operations - Average Realizations ($ per bbl)(a)	$99.82	$105.43	$105.95
(f)   Excludes gains or losses on derivative instruments.
(g)   There were no open crude oil derivative instruments in the first quarter of 2014. Inclusion of realized losses on crude oil derivative instruments would have decreased North America E&P average liquid hydrocarbon price realizations by $0.18 per bbl and $0.31 per bbl for the fourth and first quarters of 2013.
(h)  Represents fixed prices under long-term contracts with Alba Plant LLC, Atlantic Methanol Production Company LLC and Equatorial Guinea LNG Holdings Limited, which are equity method investees. Marathon Oil includes its share of income from each of these equity method investees in the International E&P segment.